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Exhibit 99(e)

December 1, 1997
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CLEVELAND, OH.... Eaton Corporation (NYSE:ETN) today announced it has concluded the sale of its worldwide Appliance Controls business to Siebe plc, for $310 million, effective November 30, 1997.

On September 23, 1997, the two companies announced the signing of a definitive agreement whereby Eaton would sell to Siebe the $440 million business unit that manufactures timers, switches, water valves, thermostats and various range controls for appliance makers. Eaton's Appliance Controls operation has 4,800 employees at 17 facilities in North America, South America, Europe, Australia and Asia.

Siebe plc is one of the United Kingdom's largest diversified engineering groups and incorporates over 200 companies worldwide, employing more than 50,000 people. The company designs and manufactures temperature and appliance controls, electronic power controls, process automation and building control systems, and engineered industrial equipment. The company had sales of $4.8 billion for the fiscal year ended April 5, 1997.

Eaton Corporation is a global manufacturer of highly engineered products which serve industrial, vehicle, construction, commercial and semiconductor markets. Principal products include electrical power distribution and control equipment, truck transmissions and axles, engine components, hydraulic products, ion implanters and a wide variety of controls. Headquartered in Cleveland, the company has 56,000 employees and 165 manufacturing sites in 26 countries around the world. Sales for 1996 were $7 billion.

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